Exhibit 10.9

March 30, 2005

Mr. Steve Ketchum

___________________

___________________

Dear Steve:

Reliant Pharmaceuticals, Inc., a Delaware Corporation (“Reliant”) with primary offices at 110 Allen Road in Liberty Corner, New Jersey 07938, is pleased to extend this “Offer of Employment” to you.

The following is an outline of the terms of this employment offer:

•	Start Date:	On or before April 25, 2005. Employment is full-time.

•	Job Title:	Sr. Vice President, Research and Development

•	Base Salary:	Your semi-monthly salary is $12,500.00, payable the 15th and last day of each month, and is annualized to $300,000.00, minus the appropriate taxes and withholdings.

•	Incentive Eligibility:	As an employee, you will be eligible to participate in our incentive compensation program up to 70% of your annual base salary compensation. Definable objectives are/will be established and communicated to you.

•	Equity Participation:	You will be eligible to participate in the Company’s Equity Incentive Option Plan pursuant to which you may be granted an option to purchase up to 200,000 shares of common stock of the Company. Any grant of such options is solely in the discretion of the Company and subject to approval of the Compensation Committee of the Company’s Board of Directors. The options will be granted at fair market value (as determined by the Company’s Board of Directors) as of the date of the grant, will vest annually over a four (4) year period and be subject to the other terms and conditions of the Company’s Equity Incentive Option Plan.

•	Benefits:	During your employment with Reliant, you will be eligible for Reliant’s current employee benefits program applicable to your position, subject to all plan terms and eligibility. The benefits for which you may be eligible are more fully described in the applicable plan summaries and related documents. The benefits currently offered to full-time employees include group medical, dental, vision and prescription coverage, group life and AD&D insurance, long-term and short-term disability insurance, 401(k) plan, flexible spending account, and select holidays. You will be eligible for a Combined-Time Off of eighteen (18) days which will accrue at the rate of 1.5 days per month. Additional information pertaining to benefits can be found in the enclosed employee packet.

March 30, 2005

•	Sign-on Bonus:	You will receive a sign-on bonus of $100,000.00 ninety days after your initial start date. This payment will be minus the appropriate taxes and withholdings.

•	Relocation:	The Company relocation policy shall apply and details are contained within the new hire package.

•	Contingencies:	This offer is contingent upon the following:

		1.	your satisfactory completion of a reference check, including a criminal history record information background check.

		2.	satisfactory results of your successful completion of testing for drug abuse.

		3.	your furnishing us with proof of your identity and authorization to work in the United States.

		4.	your execution of a Confidentiality, Non-Compete and Assignment Agreement.

		5.	your completion of all other appropriate forms provided to you during the hiring process.

Failure to meet any of these contingencies will make you ineligible for employment.

Although we hope that your employment with us is mutually satisfactory, please note that your employment at Reliant is “at will.” This means that you may resign from Reliant at any time with or without cause, and Reliant has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

We hope that you accept this offer of employment and look forward to your joining us. Please sign and date where indicated and return this letter to me to evidence your understanding of these terms and acceptance of this offer. This offer shall expire April 5, 2005 if we have not received your written acceptance by then.

Sincerely,

/s/ Ernest Mario
Ernest Mario
CEO and Chairman of the Board

Accepted:	/s/ Steve Ketchum	Date: April 6, 2005